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                                  Exhibit 10.20


                                  May 28, 2004


Olympus Securities, LLC
5 Magnolia Lane
Boonton, NJ 07005
Attn: James Carrazza, President


Dr. Mr. Carrazza:

         This letter will serve to document the fee arrangement between SulphCo, Inc. (the "Company") and Olympus Securities, LLC ("Olympus") regarding Olympus' involvement in the purchase of common stock, additional investment rights and warrants by Vertical Ventures, LLC (and affiliates) and other investors. (the "Transaction").

         Upon closing of the Transaction, the Company will pay Olympus a fee in cash of 7% of the Transaction gross proceeds at closing and 3% in additional investment rights and warrants, under the same terms as the additional investment rights and warrants issued in the Transaction. Additionally, Olympus will receive the same cash and warrant fees on gross proceeds received upon any exercise of the additional investment rights issued in the Transaction. Also, for a period of one year following the close of the Transaction, the Company will pay Olympus the same fees as above on all additional gross proceeds received by the Company through additional financings by any participants in the Transaction.

         The Company agrees to indemnify Olympus and its directors, officers, shareholders, and employees (the "Indemnified Parties") from and against any claims, actions, suits, proceedings, damages, liabilities and expenses incurred by such Indemnified Party arising out of the Transaction.

                                                         Yours very truly,

                                                         /s/ Rudolf W. Gunnerman
                                                         -----------------------
                                                         Dr. Rudolf W. Gunnerman
                                                         Chief Executive Officer


Acknowledged and Agreed:

OLYMPUS SECURITIES, LLC


By:    /S/ JAMES CARRAZZA
      -------------------
      James Carrazza, President